UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                             FORM 8-K





                      CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


               Casino Resource Corporation

     (Exact name of registrant as specified in its charter)





  Minnesota                              0-22242              41-0950482
 (State or other jurisdiction  (Commission File Number)    (IRS Employer
  of incorporation)                                        Identification No.)


              1719 Beach Boulevard, Suite 306, Biloxi, Mississippi
                     (Address of principal executive offices)


Registrant's telephone number, including area code         (601) 435-1976

Item 5.   OTHER EVENTS

On September 23, 1996, the Company announced the proposed acquistion of the Palace Casino as a particpant in a joint venture. A copy of the press release is attached and incorporated as part of this filing.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


CASINO RESOURCE CORPORATION



September 23, 1996       _____________________________________________
                         Maurice P. Gaudet
                         Controller and Acting Chief Financial Officer

FOR IMMEDIATE RELEASE: September 23, 1996

CONTACT:   Jack Pilger, Chief Executive Officer
           or Robert J. Allen, Vice President
           Casino Resource Corporation    601-435-1976


CASINO RESOURCE CORPORATION, BILOXI, MISS. - Casino Resource Corporation, (NASDAQ: CSNR), a Minnesota corporation headquartered in Biloxi, Mississippi, today announced that it, along with its joint venture partners, Robert and Lowana Low, have submitted a contract to purchase the Palace Casino, located in Biloxi, Mississippi. The contract has been signed and accepted by Maritime Group, Ltd., the Debtor-In-Possession, as well as Roy Anderson Corporation, the major creditor. The contract is now subject to the approval of the United States Bankruptcy Court for the Southern District of Mississippi.

The Palace Casino and its assets are being acquired for a purchase price of $14.25 million, which consists of $11.5 million in cash, and the balance in notes.

Casino Resource Corporation and the Lows have formed a Mississippi Limited Liability Company, New Palace, Inc., for the purpose of acquiring and operating the Palace Casino assets. Robert and Lowana Low are the majority shareholders in Prime, Inc., a nationally prominent truck leasing firm headquartered in Springfield, Missouri, with annual revenues in excess of $300 million. The Lows will initially own 80% of the LLC and Casino Resource Corporation 20%, with CRC having an option to purchase an additional 29% within the next two year period.

 The Palace Casino filed for Chapter 11 Bankruptcy protection in December 1994. It continues to operate under Chapter 11 protection and it is contemplated that the casino will remain open through the date of closing, which is expected to be sometime in December 1996. Gross gaming revenue for the past six months, as reported by the Palace to the Mississippi Gaming Commission, was approximately $2.0 million per month, which virtually breaks the property even.

New Palace, Inc. has entered into a long-term lease agreement on an eleven-acre property, which adjoins the Palace's present ten acres. The combined land holdings will make the Palace property the largest gaming site on the Mississippi Gulf Coast. In addition, plans call for the development of a hotel which will be adjacent to the casino as well as other site improvements and casino upgrades.

According to Jack Pilger, CEO of Casino Resource Corporation, "The Palace was victimized by major cost overruns from its inception; with the seller, Maritime Group, Ltd., spending some $50 million on the casino and land improvements. With inadequate working capital, the property was never able to establish itself here on the Gulf Coast. With appropriate working capital, experienced management, adequate parking, hotel rooms, an attractive entrance, a reduced purchase price, and with it being basically an all equity transaction, I feel confident the new Palace Casino will be in a position to garner enough market share to give us an excellent return on equity.

Pilger noted, "Pending a successful closing of the Palace transaction and in conjunction with our previously announced Tunisia, North Africa casino, which is currently under construction and due to open in July of 1997; as well as our Technical Assistance Agreement with Harrahs relative to the Pokagon Casinos in Michigan and Indiana, the Company will have taken a major step toward achieving its goal of establishing its third division:
"Gaming." Presently, CRC's Entertainment Division operates at the Aladdin
Hotel and Casino in Las Vegas; the Country Tonite Theatre in Branson, Missouri, and the recently announced new 1,500-seat venue in Pigeon Forge, Tennessee. CRC's Hospitality Division, while presently operating just Grand Hinckley Inn
, adjacent to Grand Casino, Hinckley, looks forward to operating additional hotels adjacent to CRC's aforementioned gaming sites."

Casino Resource Corporation is a diversified hospitality, entertainment, and gaming company.